                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING CLASS A COMMON SHARES
                                      AND
                         ALL OUTSTANDING COMMON SHARES
                                       OF
                           JEVIC TRANSPORTATION, INC.
                                       AT
                      $14.00 NET PER CLASS A COMMON SHARE
                                      AND
                          $14.00 NET PER COMMON SHARE
                                       BY
                             JPF ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                               YELLOW CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 7, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 6, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG YELLOW CORPORATION ("PARENT"), JPF ACQUISITION CORP. (THE "PURCHASER") AND JEVIC TRANSPORTATION, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST 51% OF THE COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) THERE BEING VALIDLY TENDERED ALL OF THE OUTSTANDING CLASS A COMMON SHARES AND (III) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), AND ALL APPLICABLE FOREIGN ANTITRUST STATUTES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 15. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.
                            ------------------------

                                   IMPORTANT

    Any Shareholder (as defined) desiring to tender all or any portion of such Shareholder's Shares (as defined) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such Shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer as set forth in
Section 2 hereof, or (ii) request such Shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Shareholder. A Shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Shareholder desires to tender such Shares. As used herein "Class A Common Shares" means the Class A Common Stock, no par value, of the Company; "Common Shares" means the Common Stock, no par value, of the Company; "Shares" means the Class A Common Shares together with the Common Shares; and "Shareholder" means a holder of Shares.

    If a Shareholder desires to tender Shares and such Shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined), such Shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

    Questions and requests for assistance may be directed to J.P. Morgan Securities Inc., who is acting as the Dealer Manager, or ChaseMellon Shareholder Services L.L.C., who is acting as the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.
                            ------------------------

                      The Dealer Manager for the Offer is:
                               J.P. MORGAN & CO.

June 9, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION.............................................................    1
SECTION 1.   TERMS OF THE OFFER..........................................    2
SECTION 2.   PROCEDURES FOR TENDERING SHARES.............................    4
SECTION 3.   WITHDRAWAL RIGHTS...........................................    7
SECTION 4.   ACCEPTANCE FOR PAYMENT AND PAYMENT..........................    7
SECTION 5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................    8
SECTION 6.   PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES..............    9
SECTION 7.   CERTAIN INFORMATION CONCERNING THE COMPANY..................    9
SECTION 8.   CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.....   10
SECTION 9.   BACKGROUND OF THE OFFER.....................................   12
SECTION 10.  THE MERGER AGREEMENT; THE TENDER AND VOTING AGREEMENT; THE
             EMPLOYMENT AGREEMENTS.......................................   14
SECTION 11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.................   24
SECTION 12.  SOURCE AND AMOUNT OF FUNDS..................................   24
SECTION 13.  EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES;
             EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS...............   25
SECTION 14.  DIVIDENDS AND DISTRIBUTIONS.................................   26
SECTION 15.  CERTAIN CONDITIONS OF THE OFFER.............................   26
SECTION 16.  CERTAIN LEGAL MATTERS.......................................   28
SECTION 17.  FEES AND EXPENSES...........................................   30
SECTION 18.  MISCELLANEOUS...............................................   30
SCHEDULE I.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
             AND THE PURCHASER...........................................  S-1

TO THE HOLDERS OF SHARES OF
  JEVIC TRANSPORTATION, INC.:

                                  INTRODUCTION

     JPF Acquisition Corp. (the "Purchaser"), a New Jersey corporation and a wholly owned subsidiary of Yellow Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Class A Common Stock, no par value (the "Class A Common Shares"), and all outstanding shares of Common Stock, no par value (the "Common Shares" and, together with the Class A Common Shares, the "Shares"), of Jevic Transportation, Inc., a New Jersey corporation (the "Company"), at a price of $14.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, "Shares" shall mean the Class A Common Shares together with the Common Shares; and "Shareholders" shall mean holders of Shares.

     Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering Shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such Shareholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services L.L.C., as Depositary (in such capacity, the "Depositary"), and ChaseMellon Shareholder Services L.L.C., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 6, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG PARENT, THE PURCHASER AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER OF THE PURCHASER WITH AND INTO THE COMPANY (THE "MERGER") AND HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST 51% OF THE COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) THERE BEING VALIDLY TENDERED ALL OF THE OUTSTANDING CLASS A COMMON SHARES AND (III) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), AND ALL APPLICABLE FOREIGN ANTITRUST STATUTES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 15. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

     At the effective time of the Merger (the "Effective Time"), each Share then outstanding will be converted into the right to receive an amount in cash equal to the Offer Price (the "Merger Price"). The Merger Agreement is more fully described in Section 10.

     The Merger Agreement provides that, except as provided therein, following satisfaction or waiver of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment.

     Under the New Jersey Business Corporation Act (the "New Jersey Act"), if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Class A Common Shares and 90% of the outstanding Common Shares, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the Shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of Shareholders, in accordance with Section 14A:10-5.1 of the New Jersey Act. If, however, the Purchaser does not acquire at least 90% of the outstanding Class A Common Shares and 90% of the outstanding Common Shares pursuant to the Offer or otherwise and a vote of the Shareholders is required under the New Jersey Act, a significantly longer period of time would be required to effect the Merger. In the Merger Agreement, Parent, the Purchaser and the Company have agreed that if immediately prior to the scheduled Expiration Date all of the conditions to the Offer are then satisfied or waived, but the Shares tendered pursuant to the Offer are less than 90% of the outstanding Class A Common Shares and 90% of the outstanding Common Shares, the Purchaser may extend the Offer for a period or periods aggregating up to ten business days from the Initial Expiration Date (as hereinafter defined), and thereafter with the prior written consent of the Company.

     Concurrently with the execution of the Merger Agreement, Parent, the Purchaser and each holder of Class A Common Shares (each, a "Class A Common Shareholder" and, together, the "Class A Common Shareholders") entered into a Tender and Voting Agreement (the "Tender and Voting Agreement") dated June 6, 1999 pursuant to which, subject to the terms and conditions of the Tender and Voting Agreement, the Class A Common Shareholders have agreed to tender 5,701,794 Class A Common Shares in the aggregate in the Offer. The Tender and Voting Agreement is more fully described in Section 10.

     The Company has represented and warranted that, as of June 5, 1999, there were outstanding 5,739,544 Class A Common Shares and 4,994,303 Common Shares and options to acquire 1,564,056 Common Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options).

     Based on the foregoing and allowing no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) to have been issued (other than Common Shares issued pursuant to the exercise of the stock options referred to above), if the Purchaser were to purchase 6,148,952 Shares pursuant to the Offer, the Minimum Condition would be satisfied.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date. The term "Initial Expiration Date" means 12:00 midnight, New York City time, on Wednesday, July 7, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the HSR Act and all applicable foreign antitrust statutes. See
Section 15. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to, subject to the terms of the Merger Agreement, (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or
(iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares tendered during the period or periods for which the Offer is extended.

     Subject to the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 15 hereof have occurred or been determined by the Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of any Shares, by giving oral or written notice of such extension and delay to the Depositary and (b) waive any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw such Shareholder's Shares. See Section 3. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. The Merger Agreement provides that the Purchaser may not waive the Minimum Condition or amend the conditions or terms of the Offer without prior written consent of the Company; provided, however, that if all of the conditions to the Offer are then satisfied or waived, Parent shall, in order to permit the Merger to become effective without a meeting of Shareholders of the Company in accordance with Section 14A:10A-1 of the New Jersey Act, have the right to extend the Offer for a period or periods aggregating up to ten business days from the then effective Expiration Date, and thereafter with the prior written consent of the Company.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 15. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than the earlier of (i) 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or (ii) the first opening of the Nasdaq National Market on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Shareholders in connection with the Offer be promptly disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms. For information with respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is required to allow for adequate dissemination to Shareholders and investor response. If the Purchaser should decide to change the price offered or the percentage of Shares sought, such change will be applicable to all Shareholders who hold any Shares.

     The Merger Agreement provides that the Company will supply the Purchaser with the Company's Shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company.

SECTION 2.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a Shareholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or
(ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering Shareholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Participants in the Book-Entry Transfer Facility's system may tender their Shares in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP"), to the extent it is available to such participants for the Shares they wish to tender. A Shareholder tendering through ATOP must expressly acknowledge that the Shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such Shareholder.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shareholder's tender may be effected if all the following conditions are met:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the Share Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints designees of the Purchaser as such Shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such Shareholder with respect to such Shares will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares in respect of any annual, special, adjourned or postponed meeting of the Company's Shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, including voting at any meeting of Shareholders.

     The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular Shareholder whether or not similar defects or irregularities are waived in the case of other Shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a Shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such Shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Shareholder is not subject to backup withholding. If a Shareholder does not provide such Shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such Shareholder and the payment of cash to such Shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All Shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary).

     Non-corporate foreign Shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

SECTION 3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 8, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1, 10 and 15. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any Shareholder pursuant to the Offer will be the highest per Share consideration paid to any other Shareholder of the same class pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for validly tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering Shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary, the Dealer Manager and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering Shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering Shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the Shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a Shareholder as capital assets, gain or loss recognized by the Shareholder will be capital gain or loss, which, in the case of non-corporate Shareholders, generally will be long-term capital gain or loss subject to a maximum federal income tax rate of 20% if the Shareholder's holding period for the Shares exceeds one year. Special rules (and generally lower maximum rates) apply for non-corporate Shareholders in lower tax brackets. Long-term capital gains recognized by a corporate Shareholder will be taxed at a maximum federal income tax rate of 35%.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-

EXEMPT ORGANIZATIONS, PASS-THROUGH ENTITIES AND INVESTORS IN SUCH ENTITIES AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

SECTION 6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Common Shares are included for trading on the Nasdaq National Market (the "Nasdaq Stock Market") under the symbol "JEVC". The Common Shares began trading on the Nasdaq Stock Market on October 7, 1997. The Class A Common Shares are not listed on a national securities exchange or included for trading on the Nasdaq Stock Market. The following table sets forth the high and low sales prices per Common Share, as reported in publicly available sources for the periods indicated. The Company did not pay any dividends on the Common Shares during such periods.

                                                              HIGH      LOW
                                                             ------    ------
1997:
  Fourth quarter (commencing October 7, 1997)..............  $18.88    $15.38
1998:
  First quarter............................................   17.25     13.88
  Second quarter...........................................   16.00     10.50
  Third quarter............................................   12.00      5.50
  Fourth quarter...........................................    9.13      5.50
1999:
  First quarter............................................    8.00      5.00
  Second quarter (through June 4, 1999)....................   11.50      6.50

     On June 4, 1999, the last full trading day prior to the first public announcement of the Purchaser's intention to commence a tender offer for the Shares, the last reported sale price of the Common Shares was $10.75 per Common Share. On June 8, 1999, the last full day prior to the commencement of the Offer, the last reported sale price of the Common Shares was $13.75 per Common Share.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON SHARES.

SECTION 7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a New Jersey corporation with its principal offices at 600 Creek Road, Delanco, New Jersey 08075. According to the Company's Annual Report on Form 10-K for 1998 (the "Company 10-K"), the Company is a motor carrier that combines the high revenue yield characteristics of a typical less-than-truckload ("LTL") carrier, an industry designation for shipments weighing less than 10,000 pounds, with the operating flexibility and low fixed costs of a truckload carrier. The Company utilizes a simplified in-route delivery system in which over 70% of the Company's shipments are delivered to their destinations directly from line-haul trailers, eliminating the need for an expensive network of labor-intensive breakbulk terminals, which most LTL carriers use to distribute shipments. The Company's revenue per terminal for 1998 was approximately $33.2 million. The Company serves shippers throughout the eastern half of the United States and in selected markets in the remainder of the continental United States and Canada.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company and its consolidated subsidiaries excerpted from the information contained in the Company 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Company 10-Q"). More comprehensive financial information is included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "-- Available Information".

                           JEVIC TRANSPORTATION, INC.

                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       THREE MONTHS ENDED            FISCAL YEAR ENDED
                                           MARCH 31,                    DECEMBER 31,
                                      --------------------    --------------------------------
                                        1999        1998        1998        1997        1996
                                      --------    --------    --------    --------    --------
Statement of Income Data:
  Revenues..........................  $ 65,832    $ 54,899    $226,123    $190,821    $154,799
  Operating Income..................     4,924       3,809      16,686      15,439       9,390
  Net Income........................     2,532       2,222       9,321       2,418       6,195
  Basic Earnings Per Share..........       .24         .21        0.87        0.31        0.90
  Diluted Earnings Per Share........       .24         .20        0.86        0.30        0.88
Balance Sheet Data:
  Total Assets......................  $164,804    $117,290    $147,839    $113,368    $ 82,355
  Long-Term Debt....................    30,409      15,207      31,008      15,679      28,855
  Total Shareholders' Equity........    77,935      67,859      75,305      65,537      24,071

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's Shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information are obtainable from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1753 K Street, N.W., Washington, D.C. 20006.

     Company Information. The information concerning the Company contained in this Offer to Purchase has been provided by and represented and warranted by the Company. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 8. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Parent is a Delaware corporation with its principal executive offices located at 10990 Roe Avenue, P.O. Box 7563, Overland Park, KS 66211.

     The Purchaser is a newly incorporated New Jersey corporation and a wholly owned subsidiary of the Parent which to date has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 10990 Roe Avenue, P.O. Box 7563, Overland Park, KS 66211.

     Except as set forth in this Offer to Purchase, neither Parent, the Purchaser or any other affiliate of Parent nor, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons (collectively, the "Purchaser Entities"), beneficially owns an equity security of the Company, and no Purchaser Entity, or, to the best knowledge of Parent, the Purchaser, or any other affiliate of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any Purchaser Entity, or their respective subsidiaries, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to Parent and its consolidated subsidiaries excerpted from the information contained in Parent's Annual Report on Form 10-K for 1998 (the "Parent 10-K") and Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Parent 10-Q"). More comprehensive financial information is included in the Parent 10-K, the Parent 10-Q and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such information. The Parent 10-K, the Parent 10-Q and such other documents are obtainable for inspection and copies thereof are obtainable in the manner set forth below under "-- Available Information."

                               YELLOW CORPORATION

                         SELECTED FINANCIAL INFORMATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         THREE MONTHS ENDED
                                              MARCH 31,             FISCAL YEAR ENDED DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          1999         1998         1998         1997         1996
                                       ----------   ----------   ----------   ----------   ----------
Statement of Operations Data:
  Operating Revenue..................  $  727,498   $  692,460   $2,900,577   $2,898,414   $2,654,991
  Income (Loss) From Operations......      11,752        8,909       83,396       98,677       (7,749)
  Net Income (Loss)..................       4,775         (647)     (28,669)      52,435      (27,180)
  Basic Earnings (Loss) per share....         .19         (.02)       (1.07)        1.86         (.97)
  Diluted Earnings (Loss) per
     share...........................         .19         (.02)       (1.06)        1.83         (.97)
Balance Sheet Data:
  Total Assets.......................  $1,074,980   $1,210,690   $1,105,685   $1,270,812   $1,227,807
  Long-Term Debt.....................     156,765      162,272      156,988      163,080      192,492
  Total Shareholders' Equity.........     365,163      430,107      371,252      445,851      395,700

     Available Information. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information are obtainable from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information. Such reports, proxy statements and other information concerning Parent may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1753 K Street, N.W., Washington, D.C. 20006.

SECTION 9. BACKGROUND OF THE OFFER

     In late October 1998, Samuel A. Woodward, Senior Vice President of Operations and Planning of Parent, contacted Harry J. Muhlschlegel, Chief Executive Officer and Chairman of the Board of the Company, to discuss the possibility of exploring a strategic relationship between Parent and the Company.

     On November 10, 1998, Mr. Woodward met with Mr. Muhlschlegel and Brian J. Fitzpatrick, Senior Vice President and Chief Financial Officer of the Company, and discussed possible strategic relationships between Parent and the Company. At this meeting, the participants concluded that discussions concerning a possible strategic alliance or business combination involving Parent and the Company should continue.

     On December 15, 1998, Mr. Woodward met with Messrs. Muhlschlegel, Karvois and Fitzpatrick. At this meeting, Mr. Woodward indicated that Parent was primarily interested in pursuing a business combination with the Company. After the December 15, 1998 meeting, the Company's legal counsel distributed a form of confidentiality agreement to Parent, which was negotiated over the course of the following week and was executed by Parent and the Company on December 22, 1998.

     On January 8, 1999, Mr. Woodward contacted Mr. Muhlschlegel to schedule a meeting at which Parent could further explore the potential benefits to both companies of a business combination. On January 12, 1999, Mr. Woodward, William
F. Martin, Jr., General Counsel of the Company, and the president of Parent's information services subsidiary met with Messrs. Muhlschlegel, Karvois and Fitzpatrick and the Company's legal counsel to explore such benefits and to preliminarily discuss the structure of a potential business combination.

     On February 18, 1999, Mr. Muhlschlegel contacted Mr. Woodward to further discuss the potential operating benefits that could result from a business combination and to schedule a meeting where representatives of Parent could meet with a larger group of management of the Company. On March 2, 1999, Mr. Woodward and certain operations personnel of Parent met with Messrs. Muhlschlegel, Karvois and Fitzpatrick and certain operations personnel of the Company to discuss potential operating benefits that could result from a business combination.

     On March 24, 1999, Mr. Woodward contacted Messrs. Muhlschlegel, Karvois and Fitzpatrick to arrange to have them meet with A. Maurice Myers, Chief Executive Officer of Parent, and H.A. Trucksess, III, Senior Vice President and Chief Financial Officer of Parent. On March 29, 1999, Messrs. Myers and Trucksess met with Mr. Muhlschlegel, Karvois and Fitzpatrick to discuss the status of discussions between the parties. At this meeting, it was determined that the parties would proceed with negotiations with respect to the terms of a business combination.

     On April 9, 1999, Mr. Woodward contacted Mr. Muhlschlegel to schedule meetings at which the parties would begin negotiating the terms of a business combination. On April 15, 1999, the Company's legal counsel contacted Mr. Martin to discuss the agenda of such meetings, which were scheduled for April 28-29, 1999. On April 28, 1999, Messrs. Myers, Martin and Woodward met with Messrs. Muhlschlegel, Karvois and Fitzpatrick and the Company's legal counsel for a dinner discussion in anticipation of a formal negotiating session the following day. On April 29, 1999, Mr. Martin, together with legal counsel to Parent and a representative of J.P. Morgan Securities Inc., financial advisor to Parent, commenced such negotiations with Messrs. Muhlschlegel, Karvois and Fitzpatrick and the Company's legal counsel.

     During the period from May 1, 1999 through May 17, 1999, representatives of J.P. Morgan Securities Inc. and Janney Montgomery Scott Inc., financial advisor to the Company, conferred and discussed the potential financial impact of combining the two companies.

     On May 17, 1999, Mr. Martin of Parent, together with Parent's legal and financial advisors, met with the Company's legal and financial advisors to continue to negotiate the terms of a transaction. On May 18, 1999, tentative agreement on the form of the transaction and the consideration to the Company's shareholders was reached in discussions between Mr. Myers and Mr. Muhlschlegel, subject to continuing due diligence and negotiation and the approval of the Boards of Directors of Parent and the Company.

     On May 20, 1999, Parent's legal counsel distributed first drafts of the Merger Agreement and the Tender and Voting Agreement to the Company and its counsel.

     On May 20, 1999, Mr. Muhlschlegel contacted Mr. Myers and informed him that the Company's Board of Directors was considering soliciting from third parties other offers to purchase the Company. Mr. Myers informed Mr. Muhlschlegel that in the event the Company's Board determined to solicit other offers, he could not assure Mr. Muhlschlegel that Parent would continue to be willing to proceed with a transaction. Mr. Myers also informed Mr. Muhlschlegel that in the event the Company's Board agreed not to solicit any offers from third parties, the Merger Agreement would not contain provisions of a nature that would be preclusive with respect to unsolicited third party proposals. On May 21, 1999, Mr. Muhlschlegel contacted Mr. Myers and informed him that the Company's Board had determined not to solicit third party offers on the condition that the Merger Agreement not contain provisions of a nature that would be preclusive with respect to third party proposals. Mr. Myers informed Mr. Muhlschlegel that Parent was willing to proceed with the transaction on this basis.

     On May 24, 1999, Mr. Martin contacted Mr. Fitzpatrick to schedule Parent's legal, tax and accounting due diligence review. During May 26-28, 1999, representatives of Parent conducted their legal, tax and accounting due diligence. On May 26, 1999, Mr. Myers contacted Mr. Muhlschlegel and indicated Parent's interest in revising certain severance agreements of certain officers of the Company and in having certain officers of the Company enter into employment agreements with Parent to provide appropriate incentives to retain such officers on a long term basis. On May 27, 1999, Mr. Muhlschlegel contacted Mr. Myers and scheduled a meeting at which Mr. Myers could discuss these employment matters with the applicable officers of the Company.

     On May 28, 1999, Mr. Martin, together with Parent's legal counsel, contacted the Company's legal counsel to discuss the Company's comments on the drafts of the Merger Agreement and the Tender and Voting Agreement. On the basis of these discussions, revised drafts of the Merger Agreement and the Tender and Voting Agreement were thereafter distributed to the Company and its legal counsel.

     On June 2, 1999, Mr. Myers met with officers of the Company and negotiated Parent's proposed amendments to their severance agreements and the proposed employment agreements. In addition, Mr. Martin, together with Parent's legal counsel, contacted the Company's legal counsel to discuss the Company's comments on the revised drafts of Merger Agreement and the Tender and Voting Agreement. On this basis of these discussions, revised drafts of the Merger Agreement and the Tender and Voting Agreement were distributed to the Company and its counsel.

     During June 3-6, 1999 the parties' respective legal counsel and financial advisors conferred to finalize the Merger Agreement and the Tender and Voting Agreement and related documentation.

     On June 4, 1999, Mr. Myers contacted Mr. Muhlschlegel and informed him that the Board of Directors of Parent had unanimously approved the Merger Agreement and the Tender Voting Agreement, subject to the finalization of the Merger Agreement and the Tender and Voting Agreement and related documentation.

     On June 4, 1999, Mr. Muhlschlegel contacted Mr. Myers and informed him that, subject to the finalization of the Merger Agreement and the Tender and Voting Agreement and related documentation, the Board of Directors of the Company had unanimously approved the Merger Agreement, the Offer and the Merger and would recommend that the Shareholders accept the Offer and adopt and approve the Merger Agreement.

     On June 6, 1999, the Merger Agreement and the Tender and Voting Agreement were executed by the parties thereto, and the applicable officers of the Company executed the amendments to their severance agreements and executed their employment agreements.

     On June 7, 1999, the terms of the Merger Agreement and the Tender and Voting Agreement were publicly announced.

SECTION 10. THE MERGER AGREEMENT; THE TENDER AND VOTING AGREEMENT; THE
            EMPLOYMENT AGREEMENTS

     The following is a summary of certain provisions of the Merger Agreement, the Tender and Voting Agreement, the Employment Agreements and the Amended and Restated Severance Agreements. This summary is qualified in its entirety by reference to the Merger Agreement, the Tender and Voting Agreement, the Employment Agreements and the Amended and Restated Severance Agreements, which are incorporated by reference and copies of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement, the Tender and Voting Agreement, the Employment Agreements and the Amended and Restated Severance Agreements may be examined and copies may be obtained at the places set forth in Section 8 of this Offer to Purchase under "Available Information".

     (A) THE MERGER AGREEMENT

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 15, the Purchaser will purchase all Shares validly tendered pursuant to the Offer at a price of $14.00 per Share, net to the seller in cash, without interest thereon. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not decrease the price per Class A Common Share or Common Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions set forth in the Offer, waive or reduce the Minimum Condition, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of any Shares; provided, however, that if all the conditions to the Offer are then satisfied or waived, the Parent, in order to permit the Merger to become effective without a meeting of Shareholders in accordance with Section 14A:10-5.1 of the New Jersey Act, shall have the right (i) to extend the Offer for a period or periods aggregating up to ten business days from the then effective Expiration Date and (ii) thereafter to extend the Offer with the prior written consent of the Company; and provided, further, that if Parent elects to extend the Offer pursuant to clause (i) above, Parent and the Purchaser shall be deemed to have permanently and irrevocably waived all of the conditions to the Offer (other than the Minimum Condition and the conditions set forth in clause
(a) of the conditions to the Offer) and provided, further, that the Purchaser may extend the Offer to the extent any conditions to the Offer have not been satisfied on the applicable Expiration Date.

     Recommendation. The Merger Agreement provides that, subject to the conditions thereof, the Board of Directors of the Company has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its Shareholders, (ii) irrevocably approved the Tender and Voting Agreement, the Offer and the Merger in accordance with Section 14A:10A-1 of the New Jersey Act (and for purposes of any other applicable state takeover law), and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and the Merger Agreement by the Company's Shareholders (in accordance with the requirements of the Company's Restated Certificate of Incorporation and applicable law).

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the New Jersey Act, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Merger Agreement provides that Parent, the Purchaser and the Company shall use their reasonable best efforts to consummate the Merger as soon as practicable.

     Under the New Jersey Act, the approval of the Board of Directors of the Company and the affirmative vote of holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 14A:10A-4 of the New Jersey Act prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock) for a period of five years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such the board of directors of the corporation approved the business combination. Section 14A:10A-5 of the New Jersey Act further provides that a business combination is permissible if approved by two-thirds of the outstanding shares of voting stock of the Company, excluding voting stock held by any "interested stockholder," or if certain price criteria and procedural standards are satisfied.

     The Board of Directors of the Company has unanimously approved the Offer, the Merger, the Merger Agreement and the Tender and Voting Agreement and the transactions contemplated thereby for the purposes of Section 14A:10A-4 of the New Jersey Act.

     Pursuant to the Merger Agreement, the Company will, if required by the Company's Restated Certificate of Incorporation and/or applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its Shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of the Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will (a) prepare and file with the Commission a preliminary proxy or information statement and (b) use its reasonable best efforts to (x) obtain and furnish the information required to be included by the Commission in a definitive proxy or information statement (the "Statement") and (y) obtain the necessary approvals of the Merger and the Merger Agreement from its Shareholders. The Board of Directors of the Company, subject to the fiduciary obligation of the Board under applicable law, will include in the Statement the recommendation of the Board that the Shareholders of the Company vote in favor of the approval of the Merger and the Merger Agreement. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it and the Purchaser or any of its other subsidiaries in favor of the Merger and adoption of the Merger Agreement. If the Purchaser acquires at least a majority of the Shares on a fully diluted basis, pursuant to the Offer or otherwise, the Purchaser will have sufficient voting power to approve the Merger, even if no other Shareholder votes in favor of the Merger.

     The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Class A Common Shares and at least 90% of the outstanding Common Shares on a fully diluted basis, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of the Parent and subject to the terms and conditions of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Shareholders of the Company, in accordance with Section 14A:10-5.1 of the New Jersey Act.

     Conversion of Securities. At the Effective Time, each Share issued and outstanding prior to the Effective Time shall be converted into the right to receive in cash the Merger Price. Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company ("Excluded Shares") shall be canceled and retired.

     Pursuant to the Merger Agreement, the Board of Directors of the Company has adopted such resolutions, and has agreed to take such other actions as may be necessary, so that each outstanding option (an "Option") granted under the Company's 1994 Stock Option Plan and the 1997 Incentive Plan (collectively, the "Option

Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested and, except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, immediately following consummation of the Offer, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess of the Merger Price over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided that the foregoing shall be subject to the obtaining of any necessary consents of holders of awards of Options under the Option Plans, it being agreed that the Company will use its best efforts to obtain any such consent.

     Board of Directors. Upon payment by the Purchaser for Shares pursuant to the Offer representing at least a majority of the votes entitled to be cast by all holders of Shares and from time to time thereafter so long as the Purchaser and/or Parent (and/or their respective wholly-owned subsidiaries) continue to hold at least such number of Shares, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares outstanding. The Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors. If Parent's designees are so elected, prior to the Effective Time the Board shall always have at least one member who is neither an officer, director, stockholder or designee of Parent or any of its affiliates. The Company's obligation to appoint Parent's designees to the Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization and qualifications, capitalization, authority, financial statements, public filings, litigation, compliance with law, employee benefit plans, intellectual property, material contracts, insurance, labor matters, real property matters, suppliers and customers, accounts receivable, "Year 2000" compliance, environmental matters, granting of certain approvals, opinion of financial advisor, information in the Statement, tax status and the absence of material adverse change on the Company or any of its subsidiaries since March 31, 1999. Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, its organization and qualifications, authority, public filings, information in the Statement and financing for the Offer.

     Covenants. The Merger Agreement contains certain restrictive covenants as to the conduct of the Company, Parent, the Purchaser and the Surviving Corporation in contemplation of the Merger including, without limitation, access by Parent and the Purchaser to information concerning the Company, use of reasonable best efforts to consummate the Merger, use of reasonable best efforts to ensure that the conditions set forth in Section 15 are satisfied, and notification of the other parties of certain matters.

     Conduct of Business of the Company. Pursuant to the Merger Agreement, the Company has agreed that, except with the prior written consent of Parent or as otherwise required by the Merger Agreement, during the period from execution of the Merger Agreement to the Effective Time, the Company and its subsidiaries will conduct operations only in the ordinary course of business consistent with past practice and will use reasonable best efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and employees, and to preserve the good will of those having business relationships with it.

     No Solicitation. Pursuant to the Merger Agreement, the Company has represented and warranted to, and covenanted and agreed with, Parent and the Purchaser that neither the Company nor any of its subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of the Merger Agreement. The Merger Agreement provides that the Company shall, and shall cause its subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). The Merger Agreement provides that the Company and the Board of Directors of the Company shall not, and the Company shall cause its subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (w) withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of the Board of Directors of the Company of the Merger Agreement or any of the transactions contemplated thereby or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders,
(x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets or business of, or a 15% or more voting equity interest in (including by way of a tender offer), or any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of its subsidiaries (the foregoing being referred to collectively as an "Acquisition Transaction"), or (y) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated by the Merger Agreement. The Merger Agreement provides that notwithstanding anything to the contrary in the foregoing, the Company may, prior to the purchase of Shares pursuant to the Offer, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of the Company and its subsidiaries) from a Third Party or in response to an unsolicited all cash tender offer for any and all Shares (i) furnish or disclose non-public information to such Third Party, (ii) negotiate, discuss or otherwise communicate with such Third Party and (iii) in the case of an unsolicited all cash tender offer for any and all Shares, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of the Merger Agreement and the transactions contemplated thereby or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to Shareholders, in each case only if the Board of Directors of the Company determines in good faith: (1) (after consultation with Janney Montgomery Scott Inc.) that such proposal or such unsolicited all cash tender offer, as the case may be, is more favorable to the Shareholders from a financial point of view than the transaction contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Parent and the Purchaser in response to such proposal or such unsolicited all cash tender offer, as the case may be), (2) (after consultation with Janney Montgomery Scott Inc.) that sufficient financing is obtainable with respect to such proposal or such unsolicited all cash tender offer, as the case may be, such that the proposed Acquisition Transaction will be consummated without material delay and (3) that the proposed Acquisition Transaction (including, if applicable, such an unsolicited all cash tender offer) is not subject to any regulatory approvals that could reasonably be expected to prevent or materially delay its consummation (a proposal with respect to an Acquisition Transaction (including, if applicable, such an unsolicited all cash tender offer) meeting the requirements of clauses (1) through (3) is referred to herein as a "Superior Proposal"). The Merger Agreement also provides that prior to furnishing or disclosing any non-public information to, or entering into negotiations, discussions or other communications with, such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"), but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company. The Merger Agreement also provides that the Company shall provide to Parent copies of all such non-public information delivered to such Third Party concurrently with such delivery. The Merger Agreement provides that, notwithstanding the foregoing, the Company and the Board of Directors of the Company shall not, and the Company shall cause its affiliates not to, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement or any of the transactions contemplated hereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to Shareholders or enter into a definitive agreement with respect to a Superior Proposal unless (w) the Company has given Parent three business days' notice of the intention of the Board of Directors to withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or the intention of the Company to enter into such definitive agreement, as the case may be, (x) if Parent makes a counter-proposal within such three business day period, the Board of Directors of the Company shall have determined, in light of any such counter-proposal, that the Third Party Acquisition Transaction proposal is still a Superior Proposal, (y) the Company concurrently terminates the Merger Agreement in accordance with the terms thereof and pays any Termination Fee (as defined) required under the termination provisions of the Merger Agreement and agrees to pay any other amounts required under such provisions, and (z) with respect to a definitive agreement, such agreement permits the Company to terminate it if it receives a Superior Proposal, such termination and related provisions to be on terms no less favorable to the Company, including as to fees and reimbursement of expenses, as those contained in the Merger Agreement.

     The Merger Agreement provides that the Company shall promptly (but in any event within one day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of its subsidiaries or any of its or their bankers, attorneys or other agents or representatives of any inquiries or proposals relating to an Acquisition Transaction and of certain actions taken with respect thereto. The Merger Agreement provides that the Company shall promptly (but in any event within one day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof. The Merger Agreement provides that the Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent of the status and content of and developments with respect to any discussions regarding any Acquisition Transaction with a Third Party, including (i) the calling of meetings of the Board of Directors of the Company to take action with respect to such Acquisition Transaction, (ii) the execution of any letters of intent, memoranda of understanding or similar non-binding agreements with respect to such Acquisition Transaction, (iii) the waiver of any standstill agreement to which the Company is or becomes a party, (iv) the determination by the Board of Directors of the Company to recommend to the Shareholders that they approve or accept a Superior Proposal or withdraw or modify in a manner adverse to the Parent its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, (v) the determination by the Company to publicly disclose receipt of a Superior Proposal and (vi) the waiver by the Company of any confidentiality agreement with a person proposing a Superior Proposal. The Merger Agreement provides that for the avoidance of doubt, the Company agrees that it will not enter into any definitive agreement with respect to a Superior Proposal unless and until Parent has been given notice of the identity of the parties making such Superior Proposal, the terms thereof and developments referred to in the preceding sentence and the intent to enter into such a definitive agreement at least three business days prior to the entering into such agreement.

     State Takeover Laws. The Merger Agreement provides that the Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the Tender and Voting Agreement of any state takeover law. The Merger Agreement provides that the Board of Directors of the Company shall not amend, modify or rescind the approval of any purchase of Shares in the Offer for purposes of
Section 14A:10A-1 of the New Jersey Act.

     Indemnification. Pursuant to the Merger Agreement, all rights to indemnification now existing in favor of any director or officer of the Company, as provided in the Company's Restated Certificate of Incorporation or by laws, in an agreement between any such person and the Company, or otherwise in effect on the date thereof shall survive the Merger and shall continue in full force and effect indefinitely after the Effective Time. The Merger Agreement provides that Parent also agrees to indemnify all current and former directors and officers of the Company ("Indemnified Parties") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers or directors of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees occurring prior to the Effective Time. The Merger Agreement provides that without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time, Parent will pay as incurred such Indemnified Party's reasonable legal and other expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent (including the cost of any investigation, preparation and settlement) incurred in connection therewith; provided, however, that Parent shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties. The Merger Agreement provides that Parent shall be entitled to participate in the defense of any such action or proceeding, and counsel selected by the Indemnified Party shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent. The Merger Agreement provides that Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in the Merger Agreement.

     The Merger Agreement provides that Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Employee Matters. The Merger Agreement provides that on and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any Company employee benefit plans disclosed to Parent ("Company Plans") for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries. Pursuant to the Merger Agreement, Parent and Company have agreed that the Surviving Corporation and its subsidiaries shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect as of the date of the Merger Agreement and disclosed to Parent.

     The Merger Agreement provides that if employees of the Surviving Corporation and its subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its subsidiaries, Parent shall cause such plan to (i) waive any preexisting condition limitations for conditions under the applicable medical, health or dental plans of the Company and its subsidiaries (other than any limitation already in effect with respect to the applicable employee that has not been satisfied as of the Effective Time under the applicable Company Plan) and (ii) honor any deductible and out-of-pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

     Waiver. The Merger Agreement provides that, prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement by any other party or in any document, certificate or writing delivered pursuant thereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Termination. The Merger Agreement provides that it may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the Shareholders has been obtained:

          (a) by the mutual written consent of Parent and the Company;

          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and if (i) the Purchaser fails to commence the Offer as provided in the Merger Agreement, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof on or before August 31, 1999 (provided that if the only unsatisfied condition to the Offer at August 31, 1999 is the expiration or termination of all applicable waiting periods relating to the Offer under the HSR Act, termination pursuant to this clause (ii) may not occur until after October 31, 1999), (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement or (iv) the Merger shall not have occurred on or before December 31, 1999;

          (c) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased in the Offer; provided that Parent may terminate the Merger Agreement pursuant to this clause only if Parent's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of the Merger Agreement or the Offer;

          (d) by Parent or the Company if any court or other government or subdivision thereof, or any administrative governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity") shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

          (e) by the Company if prior to the purchase by the Purchaser of any Shares in the Offer (i) there shall have occurred, on the part of Parent or the Purchaser, a material breach of any representation or warranty, covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within ten business days after written notice of such breach is given by the Company to the party committing the breach or (ii)(A)(x) the Company proposes entering into a definitive agreement with respect to a Superior Proposal or (y) the Board of Directors of the Company recommends a Third Party Acquisition Transaction which is an unsolicited all cash tender offer for any and all Shares and which constitutes a Superior Proposal, (B) the Company gives Parent the three business days' notice as required pursuant to the Merger Agreement, (C) if a counter-proposal was made by Parent within such three business day period, the Board of Directors of the Company has determined, in light of the counter-proposal, that the Third Party Acquisition Transaction (or proposal therefor) is still a Superior Proposal as required by the Merger Agreement, and (D) the Company pays any Termination Fee and any other amounts required under the Merger Agreement;

          (f) by Parent if prior to the purchase by the Purchaser of any Shares in the Offer (i) there shall have occurred, on the part of the Company, a material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within ten business days after written notice of such breach is given by Parent to the Company or (ii) there shall have occurred, on the part of any shareholder party to the Tender and Voting Agreement, a material breach of any representation, warranty, covenant or agreement contained in the Tender and Voting Agreement which is not curable or, if curable, is not cured within five business days after written notice of such breach is given by Parent to the applicable shareholder or (iii) if the Board of Directors of the Company or committee thereof shall have withdrawn or modified (or shall have resolved to withdraw or modify) in a manner adverse to Parent, its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby or shall have recommended (or resolved to recommend) an Acquisition Transaction (other than the Offer and Merger) to the Shareholders; or

          (g) by Parent if it is not in material breach of its obligations under the Merger Agreement or under the Offer and no Shares shall have been purchased pursuant to the Offer on or before August 31, 1999 (provided that if the only unsatisfied condition to the Offer at August 31, 1999 is the expiration or termination of all applicable waiting periods relating to the Offer under the HSR Act, termination pursuant to this clause (g) may not occur until October 31, 1999).

     Fees and Expenses.

     (a) The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     (b) The Merger Agreement provides that in the event it is terminated pursuant to clause (e)(ii) or clause (f)(iii) under "-- Termination" above, then the Company shall (i) promptly reimburse Parent for the documented fees and expenses of Parent and the Purchaser related to the Merger Agreement and the transactions contemplated thereby not to exceed $1.0 million, and (ii) promptly pay Parent a termination fee (a "Termination Fee") of $4.75 million, in each case by wire transfer of same day funds to an account designated by Parent as a condition of such termination. In the event the Merger Agreement is terminated pursuant to clause (f)(i) or clause (f)(ii) under "-- Termination" above, the Company shall promptly reimburse Parent for the documented fees and expenses of Parent and the Purchaser related to the Merger Agreement and the transactions contemplated hereby not to exceed $1.0 million by wire transfer of same day funds to an account designated by Parent.

     (c) The Merger Agreement provides that in the event that (i) prior to the termination of the Merger Agreement, a Third Party shall have made a proposal regarding an Acquisition Transaction and (ii) thereafter (x) such proposal is publicly disclosed and August 31, 1999 occurs (or, if the only unsatisfied condition to the Offer at August 31, 1999 is the expiration or termination of all applicable waiting periods relating to the Offer under the HSR Act, October 31, 1999 occurs) without the Minimum Condition being satisfied (other than as a result of a material breach of the Merger Agreement by Parent or the Purchaser that has not been cured within the time period set forth in the Merger Agreement) or (y) the Merger Agreement is terminated (A) by the Company pursuant to clause (b)(ii) or clause (c) under "-- Termination" above or (B) by Parent pursuant to clause (f)(i), clause (f)(ii) or clause (g) under "-- Termination" above, and, in each case, at the time the event giving rise to the right to so terminate the Merger Agreement, such Third Party Acquisition Transaction proposal shall not have been withdrawn, and (iii) prior to twelve months after any termination of the Merger Agreement the Company shall have entered into an agreement for a Third Party Acquisition Transaction which constitutes a Superior Proposal, or a Third Party Acquisition Transaction which constitutes a Superior Proposal shall have been consummated, then the Company shall promptly, but in no event later than immediately prior to, and as a condition of, entering into such definitive agreement, or, if there is no such definitive agreement then immediately upon consummation of the Acquisition Transaction, reimburse Parent for the documented fees and expenses of Parent and the Purchaser relating the Merger Agreement and the transactions contemplated thereby (to the extent not previously reimbursed and without duplication of any amounts pursuant to clause
(b) above) not to exceed $1.0 million and pay Parent a Termination Fee of $4.75 million (it being understood that only one Termination Fee shall be payable pursuant to clause (b) above and this clause (c) in the aggregate), which amounts shall be payable by wire transfer of same day funds to an account designated by Parent.

     (B) THE TENDER AND VOTING AGREEMENT

     Concurrently with the execution and delivery of the Merger Agreement, the Company, Parent, Purchaser and the Class A Common Shareholders entered into the Tender and Voting Agreement.

     Tender of Shares. Pursuant to the Tender and Voting Agreement, Parent and the Purchaser have jointly and severally agreed: (i) subject to the conditions of the Offer and the other terms and conditions of the Merger Agreement, that the Purchaser will purchase all Shares tendered pursuant to the Offer as promptly as practicable following commencement of the Offer and that the Purchaser will consummate the Merger in accordance with the terms of the Merger Agreement; and (ii) not to decrease the price per share to be paid to the Company's shareholders in the Offer below $14.00 per share. Pursuant to the Tender and Voting Agreement, each Class A Common Shareholder has agreed to (i) tender such Class A Common Shareholder's Class A Common Shares ("Subject Shares") other than Contributed Shares (as defined below), if applicable, into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer, or, if such Class A Common Shareholder has not received the Offer Documents (as defined in the Merger Agreement) by such time, within two business days following receipt of such documents, and
(ii) not withdraw any Subject Shares so tendered. Each of Harry J. Muhlschlegel and Karen B. Muhlschlegel shall be permitted not to tender into the Offer 18,875 of their Subject Shares (for a total of 37,750 Subject Shares, collectively herein referred to as the "Contributed Shares"); provided that, so long as the Purchaser notifies Mr. and Mrs. Muhlschlegel at least eight hours prior to the purchase of Shares by the Purchaser pursuant to the Offer, Mr. and Mrs. Muhlschlegel shall be obligated to contribute their Contributed Shares to the capital of the Company prior to the purchase of Shares by the Purchaser pursuant to the Offer. The foregoing obligations of the parties to the Tender and Voting Agreement shall terminate on the Termination Date. As used in the Tender and Voting Agreement, "Termination Date" means the date the Merger Agreement is terminated in accordance with its terms.

     Transfer of Subject Shares. The Tender and Voting Agreement provides that, until the Termination Date, each Class A Common Shareholder will not, except as required pursuant to the terms of the Tender and Voting Agreement, (i) sell, offer to sell, pledge or otherwise dispose of any of such Class A Common Shareholder's Subject Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Subject Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Subject Shares; (iv) deposit such Subject Shares into a voting trust or enter into a voting agreement or assignment with respect to the Subject Shares; or (v) take any other action with respect to such Subject Shares that would in any way restrict, limit or interfere with the performance of such Class A Common Shareholder's obligations under the Tender and Voting Agreement.

     No Solicitation. The Tender and Voting Agreement provides that each Class A Common Shareholder represents and warrants to, and covenants and agrees with, Parent and the Purchaser that such Class A Common Shareholder does not have any agreement, arrangement or understanding with any potential acquiror of the Company that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of the Tender and Voting Agreement.

     The Tender and Voting Agreement also provides that each Class A Common Shareholder shall, and shall cause its agents and representatives to, immediately cease any existing discussions or negotiations with any Third Party heretofore conducted with respect to any Acquisition Transaction. The Tender and Voting Agreement provides that, until the Termination Date, each Class A Common Shareholder shall not, and shall cause its agents and representatives not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any Acquisition Transaction or (y) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction. The Tender and Voting Agreement provides that if the Board of Directors of the Company determines that a Third Party proposal for an Acquisition Transaction constitutes a Superior Proposal in accordance with the provisions of the Merger Agreement discussed above under "-- The Merger Agreement -- No Solicitation," then, notwithstanding the provisions of this paragraph, the Class A Common Shareholders shall be permitted to negotiate, discuss or otherwise communicate with such Third Party with respect to a tender and voting agreement with terms no less favorable in the aggregate to each Class A Common Shareholder than those contained in the Tender and Voting Agreement; provided that no Class A Common Shareholder shall enter into any such tender and voting agreement (i) prior to the Termination Date or
(ii) with any Third Party with whom negotiations for an Acquisition Transaction had taken place prior to the Termination Date, if such tender and voting agreement contains provisions less favorable in the aggregate to such Class A Common Shareholder than those contained in the Tender and Voting Agreement. In addition, the provisions of this paragraph shall not be deemed to prohibit any Class A Common Shareholder who is an officer or director of the Company from taking actions permitted to be taken by an officer or director, as the case may be, in such Class A Common Shareholder's capacity as an officer and/or director, as the case may be, of the Company.

     The Tender and Voting Agreement further provides that until the Termination Date, each Class A Common Shareholder shall promptly (but in any event within one day of such Class A Common Shareholder becoming aware of same) (i) advise Parent of the receipt by such Class A Common Shareholder or any of its agents or representatives of any inquiries or proposals relating to an Acquisition Transaction, (ii) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof and (iii) inform Parent of the status and content of and developments with respect to any discussions regarding any Acquisition Transaction with a Third Party.

     Voting of Subject Shares. The Tender and Voting Agreement provides that, until the Termination Date, each Class A Common Shareholder shall, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) all Shares beneficially owned by such Class A Common Shareholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender and Voting Agreement and any actions required in furtherance thereof; (ii) against any other Acquisition Transaction and against any action or agreement that would impede, frustrate, prevent or nullify the Merger Agreement or the Tender and Voting Agreement or the transactions contemplated thereby, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Merger in the Merger Agreement not being fulfilled; and (iii) if requested by Parent, in favor of a stockholder resolution proposed by Parent in accordance with the New Jersey Act, the purpose of which is to cause the Offer and the Merger to be consummated and which does not relate to election of directors.

     Best Efforts. The Tender and Voting Agreement provides that, subject to the terms and conditions thereof, until the Termination Date, each Class A Common Shareholder agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Tender and Voting Agreement and the Merger Agreement. The Tender and Voting Agreement provides that, until the Termination Date, each Class A Common Shareholder shall properly consult with Parent and the Purchaser and provide any necessary information and material with respect to all filings with any Governmental Entity in connection with the Tender and Voting Agreement and the Merger Agreement and the transactions contemplated thereby.

     (C) THE EMPLOYMENT AGREEMENTS; THE AMENDED AND RESTATED SEVERANCE
AGREEMENTS

     On June 4, 1999, the Company entered into employment agreements with seven of its officers (the "Company Executives"), including four executive officers (Raymond M. Conlin, Brian J. Fitzpatrick, Paul J. Karvois and Joseph A. Librizzi). Pursuant to such agreements, each Company Executive will continue his employment in his current position receiving base salary, a minimum target bonus, and other Company benefits. Parent is also a party to these employment agreements and has agreed to cause the Surviving Corporation to satisfy the Company's obligations thereunder effective upon the date on which Shares are purchased pursuant to the Offer (the "Purchase Date"). In addition, under the employment agreements, Parent agrees to grant to the Company Executives as of the Purchase Date stock options to purchase Parent common stock (Mr.
Conlin -- 20,000 shares; Mr. Fitzpatrick -- 20,000 shares; Mr. Karvois -- 30,000 shares; and Mr. Librizzi -- 20,000 shares) and to cause the Surviving Corporation to provide certain specified perquisites after the Purchase Date. With respect to calendar years after the Purchase Date, the Company Executives will be entitled to participate in Parent's stock option plans on terms and conditions substantially similar to those generally applicable to executives of Parent and its subsidiaries. The employment agreements recognize the Company's obligation to pay benefits under certain amended and restated severance agreements (the "Severance Agreements") entered into between the Company and the Company Executives (if the conditions set forth in such severance agreements are met), but vary the terms of prior severance agreements so that certain contemplated changes in a Company Executive's responsibilities and benefits after the Purchase Date will not be considered "Good Reason" entitling the Company Executive upon termination of employment to benefits under the applicable severance agreement. The Severance Agreements provide certain additional benefits to each Company Executive if, within two years of the Purchase Date, (i) he is terminated by the Company without cause or (ii) he resigns for good reason. In such circumstances, the Company Executive will be entitled to receive a lump sum payment equal to two times the sum of (a) the Company Executive's salary, at the greater of his salary immediately prior to the Purchase Date or on the date of termination, plus (b) the Company Executive's bonus, at the greater of his target bonus for the year of his termination or the best actual bonus he received in the five previous years.

     In addition, under the Severance Agreements on the Purchase Date, the Company will pay to the Company Executives who are executive officers bonuses is an aggregate amount of approximately $875,000 (Mr. Conlin -- $55,000; Mr. Fitzpatrick -- $280,000; Mr. Karvois -- $315,000; and Mr. Librizzi -- $225,000).

SECTION 11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent will consummate, as soon as practicable following the consummation of the Offer, the Merger. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Excluded Shares) will be converted into the right to receive an amount in cash equal to the Merger Price.

     Plans for the Company.

     It is expected that, initially following the Merger, the Company will become part of Parent's newly formed regional carrier group and that the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency, and following the consummation, of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with Parent's business.

     Except as described in this Offer to Purchase, Parent and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel.

SECTION 12. SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase the Shares that are outstanding on a fully diluted basis (such basis assumes all Shares underlying vested and unvested Options are issued and outstanding) pursuant to the Offer and to consummate the Merger under the Merger Agreement, to refinance indebtedness of the Company which may become payable as a result of the Offer and the Merger and to pay fees and expenses related to the Offer and the Merger will be approximately $220.0 million. The Purchaser estimates that exercise of options issued and outstanding prior to the Merger will generate approximately $10.3 million in additional funds (or will offset uses of funds by a corresponding amount in the event of a cashless exercise of such options). The Purchaser plans to obtain all funds needed for the Offer and the Merger from Parent. Parent intends to obtain these funds by borrowing from an existing $300 million revolving credit facility (the "Revolving Facility") created under a credit agreement by and among Parent, NationsBank, N.A., individually and as documentation agent, the First Union National Bank of Chicago, individually, as issuer and as agent and the several lenders from time to time parties thereto (as defined therein) dated as of September 24, 1997 (the "Credit Agreement"), a copy of which has been filed with the Commission as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. Parent may elect to obtain a portion of such funds from an asset-backed securitization agreement involving Parent's accounts receivable (the "Receivables Purchase Agreement"), a copy of which has been filed with the Commission as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. Parent does not consider that there are any conditions or restrictions that would limit it from obtaining these funds under the Credit Agreement or the Receivables Purchase Agreement. Such borrowings may be repaid by Parent from time to time, in whole or in part, from internally generated funds or from the proceeds of other borrowings. The Revolving Facility bears interest at a rate equal to a spread over a reference rate chosen by Parent from various options and matures on September 24, 2001. The Revolving Facility is unsecured. The Receivables Purchase Agreement, entered into among Yellow Receivables Corporation ("YRC"), Falcon Asset Securitization Corporation ("Falcon"), certain investors party thereto and The First National Bank of Chicago ("First Chicago"), as agent for Falcon, is subject to a facility limit of $150 million. The Receivables Purchase Agreement permits the sale of accounts receivable to YRC, a wholly-owned, special purpose corporation of Parent. YRC in turn sells an undivided interest to Falcon or the investors party to such agreement in a revolving pool of eligible receivables as funding is required. For receivable interests held by Falcon, YRC may select a discount rate equal to, (i) with the concurrence of First Chicago, the CP Composite Rate or a rate agreed to by Falcon equivalent to the rate commercial paper with similar terms may be sold by any placement agent or commercial paper dealer reasonably selected by Falcon plus any applicable issuing and paying agent fees and commissions or (ii) the rate per annum equal to the corporate base rate, prime rate or base rate of interest, as applicable, announced by First Chicago changing when such rate changes (the "Base Rate"). For receivable interests held by investors, YRC may select an applicable discount rate for receivables equal to (i) the Base Rate or (ii) the rate per annum equal to the sum of (x) the rate at which deposits in U.S dollars are offered by First Chicago to first-class banks in the London interbank market on a certain date, divided by one minus the applicable reserve requirement plus (y) .75%. The interests of Falcon and the investors are secured by an interest in YRC's right, title and interest in the receivables, payments on those receivables and the proceeds thereof and all other rights relating to such receivables. The Receivables Purchase Agreement terminates on August 1, 1999. The Offer is not conditioned upon obtaining financing.

SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES; EXCHANGE
            ACT REGISTRATION;
          MARGIN REGULATIONS

     The Purchaser intends to seek to cause the Company to terminate the registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Common Shares is not terminated prior to the Merger, the registration of the Common Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Market for the Common Shares. The purchase of Common Shares pursuant to the Offer will reduce the number of holders of Common Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

     Depending upon the aggregate market value and per share price of any Common Shares not purchased pursuant to the Offer, the Common Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq Stock Market, which require that an issuer have at least 500,000 publicly held shares with a market value of $1,000,000 held by at least 300 stockholders holding round lots and have net tangible assets of at least $2,000,000, total market capitalization of at least $35,000,000, and net income of at least $500,000 in the most recently completed fiscal year or two of the three most recently completed fiscal years. If these standards are not met, the Common Shares might nevertheless continue to be included in the Nasdaq Stock Market with quotations published in the Nasdaq "additional list," or in one of the "local lists." However, if the number of round lot holders of Common Shares falls below 300, or if the number of publicly held Common Shares falls below 100,000, or if there are not at least two market makers for such Common Shares, NASD rules provide that the Common Shares would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Common Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the total Common Shares outstanding, ordinarily will not be considered publicly held for this purpose. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the NASD requirements for continued inclusion in any tier of the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Common Shares are no longer included in any tier of the Nasdaq Stock Market, the market for such Common Shares could be adversely affected.

     In the event the Common Shares no longer meet the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for Common Shares and availability of such quotations would, however, depend upon the number of holders of Common Shares remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with Shareholders' meetings and the related requirement of furnishing an annual report to Shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Common Shares is not terminated prior to the Merger, then the Common Shares will be delisted from all stock exchanges and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

SECTION 14. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that, prior to the Effective Time, without the prior written consent of Parent, the Company will not (i) declare or pay any dividend on its capital stock, (ii) except as explicitly permitted by the Merger Agreement, issue, sell or pledge (or authorize or propose the issuance, sale or pledge of) any additional shares of its capital stock or securities convertible into or exercisable or exchangeable for shares of its capital stock or (iii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding Shares.

SECTION 15. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the terms of the

Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the regulations referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer, if (i) there are not validly tendered and not withdrawn prior to the expiration date for the Offer (the "Expiration Date") that number of Shares which represent at least 51% of the outstanding Common Shares on a fully diluted basis (including Common Shares issuable upon conversion of Class A Common Shares) on the date of purchase (the "Minimum Condition"), (ii) all of the outstanding Class A Common Shares are not validly tendered and not withdrawn prior to the Expiration Date, (iii) any applicable waiting periods under the HSR Act or any applicable foreign antitrust statute shall not have expired or (iv) at any time on or after June 6, 1999 and before the expiration of the Offer, any of the following events shall occur:

          (a) any law, statute, rule, regulation or ordinance is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action is taken by any Governmental Entity that would reasonably be expected to, directly or indirectly, (i) make illegal or otherwise directly or indirectly restrain or prohibit the acquisition by Parent or the Purchaser of any Shares under the Offer or the making or consummation of the Offer or the Merger, the performance by the Company of any of its material obligations under the Merger Agreement or the consummation of any purchase of Shares contemplated by the Merger Agreement or the Tender and Voting Agreement, (ii) prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any portion of the business or assets of the Company or any Subsidiary or of Parent or any of its subsidiaries or compels the Company or Parent to dispose of or hold separate any portion of the business or assets of the Company or any Subsidiary or of Parent or any of its subsidiaries as a result of the Offer or the Merger, (iii) impose limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company or (iv) prohibit Parent or any of its subsidiaries from effectively controlling any portion of the business or operations of the Company or any Subsidiary; or

          (b) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (c) any event shall have occurred or condition exist that has or could reasonably be expected to have, a Material Adverse Effect on the Company (as defined in the Merger Agreement); or

          (d)(i) the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approves or recommends any proposal for an Acquisition Transaction with a Third Party or (ii) the Company enters into any agreement to consummate any Acquisition Transaction with a Third Party; or

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are not qualified as to materiality are not true and correct or the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality would not be true and correct, but for such qualification, and the events or conditions giving rise to such representations and warranties not being true and correct but for such qualification could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, in each case at the date of the Merger Agreement or at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date) which have not been cured within the time period specified in Article VIII of the Merger Agreement or the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration date, to the effect that the conditions set forth in this clause (e) have not occurred; or

          (f) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement, or the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, that the conditions set forth in this clause (f) have not occurred; or

          (g) any shareholder party to any Tender and Voting Agreement shall have breached or failed to perform in any material respect any of such shareholder's obligations, covenants or agreements thereunder; or

          (h) all Consents of Governmental Entities and other Persons (other than lenders) listed in Section 4.05 of the Company Disclosure Statement shall not have been obtained with no material adverse conditions attached and no material expense imposed on the Company or any of its subsidiaries; or

          (i) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The Merger Agreement provides that the foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The Merger Agreement provides that the failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

SECTION 16. CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Sections 10 and 15.

     United States Antitrust Approvals. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Parent intends to file a Notification and Report Form with respect to the Offer and the Merger Agreement promptly.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Parent intends to make such filing on June 9, 1999. Accordingly, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on June 25, 1999 unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Sections 10 and 15.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Other State Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, Shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of Shareholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

     Other Antitrust Approvals. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

SECTION 17. FEES AND EXPENSES

     J.P. Morgan Securities Inc. is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Purchaser and Parent in connection with the Offer. Parent has paid J.P. Morgan Securities Inc. an engagement fee of $300,000 and has agreed to pay an additional fee of $1.4 million upon consummation of the Offer. Parent has also agreed to reimburse J.P. Morgan Securities Inc. for its expenses, including fees and expenses of its counsel, and to indemnify J.P. Morgan Securities Inc. and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

     ChaseMellon Shareholder Services L.L.C. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     ChaseMellon Shareholder Services L.L.C. has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 18. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Parent not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such
Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in Section 7 with respect to the Company (except that such material will not be available at the regional Offices of the Commission).

                                          JPF ACQUISITION CORP.

DATED: JUNE 9, 1999

                                   SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

     Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Except as otherwise noted, the business address of each such person is 10990 Roe Avenue, P.O. Box 7563, Overland Park, Kansas 66211. Unless indicated, each such person is a citizen of the United States and has held his or her present position as set forth below for the past five years. Directors of Parent are indicated by an asterisk.

                                               CITIZENSHIP, PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME                                                      5-YEAR EMPLOYMENT HISTORY
----                                           ------------------------------------------------
Klaus E. Agthe*..............................  Citizen of the United States and Germany.
  Agthe Consult, Inc.                          Formerly director and North American Liaison for
  P.O. Box 297                                 the VIAG Group, Munich, Germany (an
  Old Greenwich, CT 06870                      international holding company).
Cassandra C. Carr*...........................  Senior Vice President, Human Resources SBC
  SBC Communications, Inc.                     Communications, Inc., San Antonio, Texas
  175 East Houston St.                         (Telecommunications) (since 1994). Formerly
  Suite 1304                                   President, Texas Division (1993-1994).
  San Antonio, Texas 78205
Howard M. Dean*..............................  Chairman and Chief Executive Officer (formerly
  Dean Foods Company                           President and Chief Executive Officer) of Dean
  3600 North River Road                        Foods Company, Franklin Park, IL (processor and
  Franklin Park, IL 60131                      distributor of food products); Director of Nalco
                                               Chemical Company and Ball Corporation.
Ronald T. LeMay*.............................  President, Director and Chief Operating Officer
  Sprint Corporation                           of Sprint Corporation, Kansas City, MO
  2330 Shawnee Mission Parkway                 (Telecommunications) (since October 1997).
  Westwood, KS 66205                           Formerly Chairman and Chief Executive Officer of
                                               Waste Management, Inc. (July 1997 - October
                                               1997); Director, President and Chief Operating
                                               Officer of Sprint Corporation, Kansas City, MO
                                               (1996-1997), Chief Executive Officer of the
                                               Sprint Telecommunications Venture (1995-1996);
                                               Vice Chairman of Sprint Corporation (March 1995-
                                               February 1996); Director, President, and Chief
                                               Operating Officer, Long Distance Division,
                                               Sprint Corporation (October 1989 - March 1995);
                                               Director of Imation Corporation and Ceridian
                                               Corporation.
John C. McKelvey*............................  President and Chief Executive Officer of Midwest
  Midwest Research Institute                   Research Institute, Kansas City, MO (scientific
  425 Volker Boulevard   Kansas City, MO       and technical research).
64110

                                               CITIZENSHIP, PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME                                                      5-YEAR EMPLOYMENT HISTORY
----                                           ------------------------------------------------
A. Maurice Myers*............................  Chairman of Parent (since July, 1996). President and Chief Executive Officer of Parent (since
                                               March, 1996). Formerly President and Chief
                                               Operating Officer America West Airlines, Inc.,
                                               Phoenix, AZ (January 1994 - December 1995);
                                               President and Chief Executive Officer of Aloha
                                               Air Group, Inc., Honolulu, HI (August 1983 -
                                               December 1993); Director of Hawaiian Electric
                                               Industries, Inc.
William L. Trubeck*..........................  Senior Vice President-Finance and Chief
  International Multifoods Corporation         Financial Officer, President, Latin American
  200 East Lake Street   Wayzata, MN 55391     Operations, International MultiFoods, Inc.,
                                               Minneapolis, MN (food distribution and
                                               production) (since February 1997). Formerly
                                               Senior Vice President-Finance and Chief
                                               Financial Officer of SPX Corporation, Muskegon,
                                               MI (November 1994 - October 1996); Senior Vice
                                               President and Chief Financial Officer of
                                               Honeywell, Inc., Minneapolis, MN (April 1993 -
                                               October 1994).
William F. Martin, Jr........................  Senior Vice President -- Legal/Corporate
                                               Secretary of Parent (since December 1993); Vice
                                               President and Secretary of Parent (prior to
                                               December 1993); Vice President and Secretary of
                                               Yellow Freight System, Inc. (prior to May 1992).
H.A. Trucksess, III..........................  Senior Vice President -- Finance and Chief
                                               Financial Officer of Parent (since June 1994)
                                               and Treasurer of Parent (since December 1995);
                                               Vice President and Chief Financial Officer of
                                               Preston Corporation (prior to June 1994).
Carl W. Vogt*................................  Senior Partner, Fulbright & Jaworski, L.L.P.,
  Fulbright & Jaworski, L.L.P.                 Washington, DC (since 1994). Formerly Chairman,
  801 Pennsylvania Avenue N.W.   Washington,   National Transportation Safety Board,
DC 20004-2604                                  Washington, DC (1992-1994); Managing Partner,
                                               Fulbright & Jaworski, L.L.P., Washington, DC
                                               (prior to 1994).
Samuel A. Woodward...........................  Senior Vice President -- Operations and Planning
                                               of Parent (since July 1996); Senior Vice
                                               President and Managing Officer of SH&E, a
                                               management consulting business (prior to July
                                               1996).
William D. Zollars*..........................  President of Yellow Freight System, Inc. the
                                               Parent's principal operation subsidiary (since
                                               September, 1995). Formerly Senior Vice
                                               President, Ryder Integrated Logistics Inc.,
                                               Miami, FL (1994-1996).

     The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. Except as otherwise noted, the business address of each such person is 10990 Roe Avenue, P.O. Box 7563, Overland Park, Kansas 66207. Each such person is a citizen of the United States. The present principal occupation or employment and five-year employment history of Mr. Trucksess and Mr. Martin are set forth in this Schedule I above. Mr. Berkowitz is, and has been for more than five years, the Assistant Treasurer of Parent.

NAME                                                          POSITION WITH THE PURCHASER
----                                                          ---------------------------
H.A. Trucksess, III.........................................  Director, President
William F. Martin, Jr.......................................  Director, Vice
                                                              President and
                                                              Secretary
Lawrence D. Berkowitz.......................................  Director, Assistant
                                                              Secretary and
                                                              Treasurer

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder of the Company or such Shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                    CHASEMELLON SHAREHOLDER SERVICES L.L.C.

           By Mail:                        By Hand:                  By Overnight Courier:
     Post Office Box 3301         120 Broadway -- 13th Floor          85 Challenger Road
  South Hackensack, NJ 07606          New York, NY 10271            Mail Drop Reorg. Dept.
     Attn: Reorganization            Attn: Reorganization          Ridgefield Park, NJ 07660
          Department                      Department

                     Facsimile Transmission: (201) 296-4293
             Confirmation of Facsimile Transmission: (201) 296-4860

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES L.L.C.
                       450 West 33rd Street -- 14th Floor
                               New York, NY 10001
                         (212) 273-8035 (Call Collect)
                                       or
                         Call Toll Free: (800) 814-0304

                      The Dealer Manager for the Offer is:

                               J.P. MORGAN & CO.
                                 60 Wall Street
                               New York, NY 10260
                                 (212) 648-3509
                                       or
                         Call Toll Free (877) 874-2781